EXHIBIT (23)(A)

                 CONSENT OF INDEPENDENT AUDITORS






The Board of Directors
Harleysville Group Inc.:



We consent to incorporation by reference in the registration statement on Form S-8 of Harleysville Group Inc. of our reports dated February 17, 1997, relating to the consolidated balance sheets of Harleysville Group and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, and all related schedules, which reports appear in the December 31, 1996 annual report on Form 10-K of Harleysville Group Inc.



                                  /s/KPMG PEAT MARWICK LLP


Philadelphia, Pennsylvania
April 21, 1997